Exhibit (g)

[Form of Investment Management Agreement]

INVESTMENT MANAGEMENT AGREEMENT

BETWEEN

CENTRE LANE INVESTMENT CORP.

AND

CENTRE LANE ADVISORS, LLC

This INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) made this      day of            2011, by and between Centre Lane Investment Corp., a Delaware corporation (the “Company”), and Centre Lane Advisors, LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Advisor has agreed to furnish investment advisory services to the Company, a closed-end investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, this Agreement has been approved in accordance with the provisions of the Investment Company Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.             Duties of the Advisor.

(a)           The Company hereby retains the Advisor to act as the investment Advisor to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s registration statement on Form N-2 (File No. 333-172946) (the “Registration Statement”) initially filed on March 18, 2011 (as the same shall be amended from time to time); and (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and by-laws as the same shall be amended from time to time.  Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the provisions of this Agreement, (u) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (v) identify, evaluate and negotiate the structure of the investments made by the Company; (w); perform due diligence on prospective portfolio companies; (x) determine the securities and other assets that the Company will purchase, retain, or sell; (y) close and monitor the Company’s investments and (z) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Advisor shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Advisor will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Advisor to make investments on behalf of the Company through a special purpose vehicle, the Advisor shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).

(b)           The Advisor hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)           The Advisor shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(d)           The Advisor shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Advisor agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Advisor may retain a copy of such records.

2.             Company’s Responsibilities and Expenses Payable by the Company.

(a)           All investment professionals of the Advisor and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Advisor and not by the Company. The Company will bear all other costs and expenses of its operations, administration and transactions, including (without limitation) those relating to: the Company’s organization; calculating the Company’s net asset value (including the cost and expenses of any independent valuation firms); expenses, including travel expense, incurred by the Advisor or payable to third parties performing due diligence on prospective portfolio companies, monitoring the Company’s investments and, if necessary, enforcing its rights; interest payable on debt, if any, incurred to finance the Company’s investments; offerings of the Company’s common stock and other securities, if any; investment advisory and management fees; distributions on the Company’s shares; administration fees payable under the administration agreement with Centre Lane Advisors, LLC (the “Administration Agreement”); the allocated costs incurred by Centre Lane Advisors, LLC in providing managerial assistance to those portfolio companies that request it; amounts payable to third parties relating to, or associated with, making investments; transfer agent and custodial fees; registration fees; listing fees; taxes; independent director fees and expenses; preparing and filing reports or other documents with the SEC; preparation of any reports, proxy statements or other notices to our stockholders, including printing costs; the Company’s fidelity bond; directors and officers/errors and omissions liability insurance, and any other insurance premiums; indemnification payments; expenses relating to the development and maintenance of the Company’s website; direct costs and expenses of administration, including audit and legal costs; and all other expenses reasonably incurred by the Company or Centre Lane Advisors, LLC in connection with administering the Company’s business, such as the allocable portion of overhead under the Administration Agreement, including rent and other allocable portions of the cost of certain of the Company’s officers and their respective staffs.

3.             Compensation of the Advisor.

The Company agrees to pay, and the Advisor agrees to accept, as compensation for the services provided by the Advisor hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth.  The Company shall make any payments due hereunder to the Advisor or to the Advisor’s designee as the Advisor may otherwise direct.  To the extent permitted by applicable law, the Advisor may elect, or the Company may adopt a deferred compensation plan pursuant to which the Advisor may elect, to defer all or a portion of its fees hereunder for a specified period of time.

(a)           The Base Management Fee shall be calculated at an annual rate of 1.75% of the Company’s gross assets payable quarterly in arrears on a calendar quarter basis. For purposes of calculating the base management fee, “gross assets” is determined without deduction for any liabilities. For the first quarter of the Company’s operations, the Base Management Fee will be calculated based on the initial value of the Company’s gross assets after giving effect to the initial public offering pursuant to the Registration Statement. Beginning with the Company’s second quarter of operations, the Base Management Fee will be calculated based on the value of the Company’s gross assets at the end of the most recently completed calendar quarter, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Base Management Fees for any partial quarter will be appropriately pro rated.

(b)           The Incentive Fee shall have two components, ordinary income and capital gains, calculated as follows:

(i)                                     The ordinary income component will be calculated and payable quarterly in arrears based on the Company’s pre-incentive fee net investment income for the immediately preceding calendar quarter and will be 20.0% of the amount, if any, by which the Company’s pre-incentive fee net investment income, expressed as a rate of return on the value of its net assets attributable to its common stock, for the immediately preceding calendar quarter exceeds a 2.0% (which is 8.0% annualized) hurdle rate and a “catch-up” provision measured as of the end of each calendar quarter. Under this provision, in any calendar quarter, the Advisor receives no incentive fee until the Company’s pre-incentive fee net investment income equals the hurdle rate of 2.0%, but then receives, as a “catch-up,” 100% of the Company’s pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.5%. The effect of the “catch-up” provision is that if pre-incentive fee net investment income exceeds 2.5% in any calendar quarter, the Advisor will receive 20.0% of the Company’s pre-incentive fee net investment income as if a hurdle rate did not apply. For this purpose, pre-incentive fee net investment income means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial assistance and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the base management fee, expenses payable under the Administration Agreement, and any interest expense and any dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee and any offering expenses and other expenses not charged to operations). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as payment-in-kind interest, purchase discount and original issue discount accretion), accrued income that the Company has not yet received in cash. However, the portion of the incentive fee that is attributable to deferred income will be paid to the Advisor only if and to the extent the Company actually receives such income in cash.

(ii)                                  The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement, as of the termination date), commencing on December 31, 2011, and will equal 20.0% of the Company’s cumulative aggregate realized capital gains from inception through the end of that calendar year, computed net of the Company’s aggregate cumulative realized capital losses and its aggregate cumulative unrealized capital depreciation through the end of such year, less the aggregate amount of any previously paid capital gains incentive fees, provided that the incentive fee determined as of December 31, 2011 will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation for the period ending December 31, 2011. If such amount is negative, then no capital gains incentive fee will be payable for such year. Additionally, if this Agreement is terminated as of a date that is not a calendar year end, the termination date will be treated as though it were a calendar year end for purposes of calculating and paying the capital gains incentive fee.

Examples of Incentive Fee Calculation

Example 1: Income Related Portion of Incentive Fee:

Assumptions

•  Hurdle rate(1) = 2.0%

•  Management fee(2) = 0.44%

•  Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.20%

Alternative 1

Additional Assumptions

•  Investment income (including interest, dividends, fees, etc.) = 1.25%

•  Pre-incentive fee net cash investment income

(investment income – (management fee + other expenses)) = 0.61%

Pre-incentive net cash investment income does not exceed hurdle rate, therefore there is no incentive fee.

Alternative 2

Additional Assumptions

•  Investment income (including interest, dividends, fees, etc.) = 3.0%

•  Pre-incentive fee net cash investment income (investment income – (management fee + other expenses)) = 2.36%

Pre-incentive fee net cash investment income exceeds hurdle rate, therefore there is an incentive fee.

Incentive fee = (100% x “Catch-Up”) + (the greater of 0% AND (20% x (pre-incentive fee net cash investment income – 2.5%)))

= (100.0% x (pre-incentive fee net cash investment income – 2.0%)) + 0%

= (100.0% x (2.36% – 2.0%))

= 100.0% x 0.36%

= 0.36%

Alternative 3

Additional Assumptions

•  Investment income (including interest, dividends, fees, etc.) = 3.50%

•  Pre-incentive fee net cash investment income

(investment income – (management fee + other expenses)) = 2.86%

Pre-incentive fee net cash investment income exceeds hurdle rate, therefore there is an incentive fee.(4)

Incentive Fee = (100% x “Catch-Up”) + (the greater of 0% AND (20% x (pre-incentive fee net cash investment income – 2.5%)))

= (100% x (2.5% – 2.0%)) + (20% x (2.86% – 2.5%))

= 0.50% + (20% x 0.36%)

= 0.50% + 0.07%

= 0.57%

(1)  Represents 8.0% annualized hurdle rate.

(2)  Represents 1.75% annualized management fee.

(3)  Excludes organizational and offering expenses.

(4)  Any portion of the incentive fee that is attributable to deferred income (such as PIK interest or original issue discount and purchase discount accretion) will be accrued, but not paid, to Centre Lane Advisors until the Company actually receives such interest or income in cash.

Example 2: Capital Gains Portion of Incentive Fee:

Alternative 1:

Assumptions:

•        Year 1: $10 million investment made in Company A (“Investment A”), and $15 million investment made in Company B (“Investment B”)

•        Year 2: Investment A sold for $25 million and fair market value, or FMV, of Investment B determined to be $16 million

•        Year 3: FMV of Investment B determined to be $12.5 million

•        Year 4: Investment B sold for $15.5 million

The capital gains portion of the incentive fee would be:

•        Year 1: None

•        Year 2: Capital gains incentive fee of $3.0 million ($15 million realized capital gains on sale of Investment A multiplied by 20%)

•        Year 3: None; $2.5 million (20% multiplied by ($15 million cumulative capital gains less $2.5 million cumulative capital depreciation)) less $3.0 million (previous capital gains fee paid in Year 2) (the $0.5 million difference would not be deducted from future capital gains inventive fees)

•        Year 4: Capital gains incentive fee of $100,000; $3.1 million ($15.5 million cumulative realized capital gains multiplied by 20%) less $3.0 million (capital gains fee paid in Year 2)

Alternative 2:

Assumptions:

•        Year 1: $10 million investment made in Company A (“Investment A”), $15 million investment made in

Company B (“Investment B”) and $12.5 million investment made in Company C (“Investment C”)

•        Year 2: Investment A sold for $25 million, FMV of Investment B determined to be $12.5 million and FMV of Investment C determined to be $12.5 million

•        Year 3: FMV of Investment B determined to be $13.5 million and Investment C sold for $15 million

•        Year 4: FMV of Investment B determined to be $17.5 million

•        Year 5: Investment B sold for $10 million

The capital gains incentive fee, if any, would be:

•        Year 1: None

•        Year 2: Capital gains incentive fee of $2.5 million; 20% multiplied by $12.5 million ($15 million realized capital gains on Investment A less $2.5 million unrealized capital depreciation on Investment B)

•        Year 3: Capital gains incentive fee of $0.7 million; $3.2 million (20% multiplied by $16 million ($17.5 million cumulative realized capital gains less $1.5 million unrealized capital depreciation)) less $2.5 million capital gains fee received in Year 2

•        Year 4: None

•        Year 5: None; $2.5 million (20% multiplied by $12.5 million (cumulative realized capital gains of $17.5 million less realized capital losses of $5 million)) less $3.2 million cumulative capital gains fee paid in Year 2 and Year 3 (the $0.7 million difference would not be deducted from future capital gains incentive fees)

4.             Covenants of the Advisor.

The Advisor shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (a)  the provisions of the Investment Company Act and of any rules or regulations in force thereunder; (b) any other applicable provision of law; (c) the provisions of the Certificate of Incorporation and the Bylaws of the Company, as such documents are amended from time to time; (d) the investment objectives, policies and restrictions applicable to the Company as set forth in the Company’s Registration Statement; and (e) any policies and determinations of the Board provided in writing to the Advisor.

5.             Excess Brokerage Commissions.

The Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6.             Limitations on the Employment of the Advisor.

The services of the Advisor to the Company are not exclusive, and the Advisor may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Advisor to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Advisor shall be the only investment Advisor for the Company, subject to the Advisor’s right to enter into sub-advisory agreements. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Advisor and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Advisor and directors, officers, employees, partners, stockholders, members and managers of the Advisor and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.             Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, officer or employee of the Advisor is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Advisor shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Advisor or under the control or direction of the Advisor, even if paid by the Advisor.

8.             Limitation of Liability of the Advisor; Indemnification.

The Advisor (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Advisor) shall not be liable to the Company for any action taken or omitted to be taken by the Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment Advisor of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Advisor (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Advisor) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Advisor’s duties or obligations under this Agreement or otherwise as an investment Advisor of the Company.  Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Advisor’s duties or by reason of the reckless disregard of the Advisor’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

9.             Effectiveness, Duration and Termination of Agreement.

(a)           This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon not more than 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company or by the vote of the Company’s Directors or by the Advisor.  The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.  Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Advisor shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Advisor and its representatives as and to the extent applicable.

(b)           This Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the members of the Company’s Board who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c)           This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act)

10.          Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.          Amendments.

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

12.          Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.  This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

CENTRE LANE INVESTMENT CORP.

By:	/s/
Name:
Title:

CENTRE LANE ADVISORS, LLC

By:	/s/
Name:
Title: